UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported):  April 27, 2010

THE QUIGLEY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-21617 (Commission File Number)	23-2577138 (I.R.S. Employer Identification No.)

Kells Building, 621 Shady Retreat Road, P.O. Box 1349 Doylestown, PA	18901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On or about April 2, 2010, The Quigley Corporation (the “Company”) furnished or otherwise made available to stockholders its Proxy Statement describing the matters to be voted upon at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Aldie Mansion, 85 Old Dublin Pike, Doylestown, PA 18901, on Wednesday, May 5, 2010 at 4:00 p.m., local time.

At the Annual Meeting, stockholders are being asked, among other things, to vote on a proposal to ratify The Quigley Corporation 2010 Directors’ Equity Compensation Plan (the “Directors’ Plan”) (identified as Proposal 5 in the Proxy Statement).

Following our review of the recently published analysis of this proposal by a leading proxy advisory firm and in order to facilitate stockholder approval of the Directors’ Plan, the Board has agreed, in consultation with the proxy advisory firm, that, if the Directors’ Plan is approved by stockholders at the Annual Meeting, the Board will approve, immediately following the Annual Meeting, an amendment to the Directors’ Plan that will provide for certain prohibitions on repricings of awards issued under the plan. Specifically, the amendment would amend Section 4 of the Directors’ Plan by deleting the seventh sentence from said Section and replacing in lieu thereof the following sentence:

“Awards may, in the discretion of the Committee, be awarded under the Plan in assumption of, or in substitution for, outstanding Awards previously granted by the Company, any of its Affiliates or any of their respective predecessors, or any entity acquired by the Company or with which the Company combines; provided however, subject to Section 8 hereof, that without stockholder approval (i) the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options and (ii) outstanding Options may not be cancelled in exchange for cash, other awards or Options with an exercise price that is less than the exercise price of the original Options.”

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Quigley Corporation

By:	/s/ Robert V. Cuddihy, Jr.
Robert V. Cuddihy, Jr.
Chief Operating Officer

Date: April 27, 2010